U.S. ENERGY CORP. ENTERS INTO
DRILLING PARTICIPATION AGREEMENT WITH BRIGHAM EXPLORATION COMPANY
IN THE WILLISTON BASIN

RIVERTON, Wyoming – August 26, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets, today announced that it has entered into a Drilling Participation Agreement (DPA) with Brigham Exploration Company (NASDAQ: BEXP) (“Brigham”) to earn working interests in up to fifteen 1,280 acre spacing units in Brigham’s Rough Rider project area located in Williams and McKenzie Counties of North Dakota.  The terms of the DPA call for the drilling of up to 15 initial Bakken wells in 15 separate 1,280 acre spacing units.  The ultimate number of wells to be drilled in the units could reach 90.

Under the terms of the DPA, USE has committed to drilling six initial wells (and earning subsequent working interests in six 1,280 acre spacing units) and will have the option to commit to drilling four additional wells (and earning subsequent working interests in four additional 1,280 acre spacing units) after receiving notification of the initial production (IP) rates from four of the first six initial wells drilled.  If USE elects to drill the four additional wells, it will then have an option to participate and earn working interests in five additional wells and 1,280 acre spacing units after receiving notification of the IP for the fifth and sixth initial wells drilled in the first six well program.  Upon the drilling and completion of the first or initial well in each 1,280 acre spacing unit, USE will earn 36% of Brigham’s original working interest in the remaining acreage (or drilling locations) in each 1,280 acre unit.  If USE participates in the drilling of the initial wells in all fifteen 1,280 acre spacing units, it will earn working interests in 19,200 gross acres in the Rough Rider project area.

Press Release
August  26, 2009

USE has agreed to participate for 65% of Brigham’s original working interest in each initial well drilled in the first six well program.  Upon receiving a pooled payout of all of the costs and expenses incurred to drill and complete the six initial wells in the six initial 1,280 acre spacing units, USE will assign back 35% of its 65% of Brigham’s original working interest in the first well in each 1,280 acre spacing unit to Brigham.  Following that, USE will own 42.25% of Brigham’s original working interest in the initial well in each 1,280 acre spacing unit.  If USE elects to participate in the second group of four wells and spacing units, it will also be entitled to a pooled payout similar to the first six well program.  If USE elects to participate in the third group of five wells and spacing units, it will be entitled to an initial well by initial well per spacing unit payout before a 27.7% back in assignment to Brigham.

The drilling of the first two wells in the first group of six wells has already been commenced by Brigham.  The Brad Olson 9-16 #1H is located in Williams County, North Dakota, approximately one-half mile to the west of the successful Olson 10-15 #1H well completed by Brigham in February 2009.  The Olson 10-15 #1H well came in at an early 24 hour IP rate of 1433 BOE per day.  Similar to the Olson 10-15 #1H well, the Brad Olson 9-16 #1H is a long lateral well that has already reached a total measured depth of 20,500 feet.  Brigham is now in the process of completing the well utilizing 28 frac stages at intervals of 400 feet.  USE anticipates reporting an IP for the Brad Olson 9-16 #1H well in late September.

The BCD Farms 16-21 #1H well is now drilling forward at a vertical depth of 2,500 feet.  It is also located in Williams County, North Dakota and it too will be a long lateral well (approximately 10,700 feet total vertical depth with a 9,100 foot horizontal lateral).  Brigham anticipates that the BCD Farms 16-21 #1H well will reach total measured depth by late September and also plans to complete the well with 28 frac stages.  Both the Brad Olson 9-16 #1H and BCD Farms 16-21 #1H wells are targeting the Middle Bakken formation.  All of the initial wells planned to be drilled in the initial 15 well/spacing unit program are anticipated to be completed with a minimum of 28 frac stages.

Press Release
August  26, 2009

The drilling of wells three through six in the first group of six initial wells is anticipated to be completed by late November as Brigham and USE plan to add another rig to the program by mid-September.  The drilling of each well typically takes 30 days while the completion typically takes 21-28 days.  Brigham will operate all of the wells.  If USE elects to participate in all 15 initial wells and earns subsequent working interests in each 1,280 acre spacing unit, the Company will have earned the rights to drill up to 30 total wells in the Bakken formation and an additional 30 wells in the Three Forks formation, for a total of 60 wells, based on the current spacing in North Dakota.  If the spacing is ultimately increased to three wells per 1,280 acre spacing unit, the potential number of drilling locations could increase to 90.

Brigham recently announced the completion of two of its multi-staged fraced wells in North Dakota, the Strobeck 27-34 #1H well which was completed in the Three Forks formation in Mountrail County, North Dakota and the Anderson 28-33 #1H which was completed in the Bakken formation also in Mountrail County, North Dakota.  These two long lateral wells, which are not included in the DPA, came in at early 24 hour IP flow rates of 2021 BOE per day (Strobeck 27-24 #1H) and 2154 BOE per day (Anderson 28-33 #1H).  The Strobeck well was completed with 20 frac stages and the Anderson well was completed with 24 frac stages.

USE expenditures are anticipated to approximate $17.6 million for the first six initial well program based on its, Brigham’s and other working interest partner’s anticipated participation in the currently identified spacing units.  If working interest owners other than Brigham and USE do not participate in the wells then that amount could increase.  In the second groups of 4 and 5 wells that USE could elect to participate in respectively, Brigham will have the option to participate at a range of 15-50% in those wells.  Prior to USE’s election to participate in those well groups, Brigham must notify USE of its participation percentage.  If Brigham participates 15% in those well groups, USE can participate for 85% of Brigham’s original working interest.  If Brigham participates 50% in those well groups, USE can participate for 50% of Brigham’s original working interest.  Each participation amount for both Brigham and USE will be subject to dilution or expansion based on other working interest owners’ participation in the initial wells and/or subsequent wells in each 1,280 acre spacing unit.

Press Release
August  26, 2009

“We are delighted to be teaming up with one of the best and most technologically advanced operators in the Bakken oil field”, stated Mark Larsen, President of U.S. Energy.  “Brigham has proven itself to be one of the premier companies in the Williston Basin through the advancement of their multi-stage frac completions and their consistent improvement of production rates.  We look forward to a long term relationship with Brigham and developing low cost reserves well into the future,” he added.

“Our patient search for a sound investment in oil and gas has now come to light with todays announcement,” stated Keith Larsen, CEO of U.S. Energy Corp.  “At a time when natural gas appears to be poised for an extended period of low prices our main focus has been to expand our oil production and reserves.  This agreement does just that by providing us with the potential to rapidly expand our oil production and increase our reserves by participating with an experienced operator that has a track record of lowering its finding and development costs.  Furthermore, I am confident that our drilling schedule for the balance of 2009 will allow us to reach our corporate production goal of 7,000 MCFED or approximately 1,200 BOED by year end,” he added.

SMH Capital, an independent investment banking firm based in Houston, Texas acted as financial advisor to USE for this transaction.

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Note Regarding BOE

In this press release, BOEs are derived by converting gas to oil in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf). Barrel of oil equivalent ("BOE") amounts may be misleading, particularly if used in isolation. A BOE conversion ratio of 1 bbl of oil to 6 Mcf of natural gas is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value of equivalency at the well head.

About Brigham Exploration

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit its website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Press Release
August  26, 2009

Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells pursuant to the terms of the DPA, its ownership interests in those wells and the costs it expects to incur in drilling those wells.  There is no assurance that any of the wells USE drills under the terms of the DPA with Brigham will have results similar to those referenced in this press release or that any of the wells drilled with Brigham will be productive at all. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks including those described in the Company’s filings with the SEC, which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com